Preliminary Offering Circular dated November 24, 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Maverick Energy Group, Ltd.

$20,000,000

100,000,000 SHARES OF COMMON STOCK

$0.20 PER SHARE

This is the public offering of securities of Maverick Energy Group, Ltd., a Nevada corporation. We are offering up to 100,000,000 shares of our Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.20 per share (the “Offered Shares”) by the Company. This offering will terminate twelve months from the day the offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 20,000 Offered Shares ($10,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date, and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

This offering will be conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

James McCabe, President of the Company, holds 100,000 shares designated as Series A Preferred Stock, which has super voting rights allowing the holder 10,000 votes for each share of Series A Preferred Stock held. Accordingly, even if the maximum number of shares of our Common Stock are sold in the offering, Mr. McCabe will have voting control over the holders of Common Stock. Mr. McCabe is the sole holder of the Series A Preferred Stock.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “MKGP.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.20	$20,000,000.00
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Company (4)	$0.20	$20,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution” – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may use of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, which will be approximately $35,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.20 per share to the Company as consideration for the stock to be issued under the offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Maverick Energy Group, Ltd.”, “Maverick”, “MKGP”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Maverick Energy Group, Ltd.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business;

●	Our reliance on estimates, suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us and our perception and interpretation thereof, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We urge you to read this Offering Circular in its entirety and not place undue reliance on forward-looking statements. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements revising and/or updating our forward-looking statements if events occur or circumstances change.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Maverick Energy Group, Ltd. (the “Company”) was incorporated as Pinnacle Group Unlimited, Inc. on October 15, 2000 under the laws of the State of Nevada. On March 30, 2006 Pinnacle Group Unlimited, Inc. (PGPU) purchased certain assets and assumed certain assets of Maverick Energy Group, Inc. (“Maverick”) in exchange for 95,000,000 shares of its common stock. On July 25, 2006, the Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Pinnacle Group Unlimited, Inc.” to “Maverick Energy Group, Ltd.”

Maverick now will focus its growth plans on the use of the technology provided in the USR Resources License Agreement and the associated synergies with USR and Maverick’s continuing operations as a producer and operator. Maverick’s access to patented and proprietary horizontal production enhancement technologies facilitate the rapid accumulation of valuable oil and gas assets, while at the same time greatly improving the rate of production and lifetime potential of these properties. Maverick should therefore be able to realize substantial multiples of the original capitalization of the company within a brief period.

A key to our success is a unique convergence of interest. For example, many operators and leaseholders of quality oil and gas properties around the country desire access to our innovative horizontal production technologies, equipment, and trained personnel. In order to get it they are offering generous terms that will allow our group to “farm in,” lease or joint venture their reserves with little or no front-end acquisition expense.

By developing or redeveloping these proven reserves, primarily through the economical installation of horizontally producing wells, we not only earn revenues from service fees and daily production, but in the process, we secure a permanent share of the remaining recoverable reserves in place. In effect, this type of agreement allows Maverick to acquire millions of barrels of oil and gas reserves at a fraction of their true value.

Maverick’s technologies provide an efficient and less expensive alternative to the completion of both new and old wells verses most other enhancement options.

Maverick owns leasehold interests in a number of oil and gas wells in West Virginia and Texas. It has a 25% interest in four natural gas wells in Harrison and Doddridge County, West Virginia comprising approximately 220 acres. These wells were drilled in 2006 and still produce today. Maverick is a licensed and bonded operator in the state of West Virginia and operates all four wells. Maverick also owns a 25% interest in four oil wells in Frio County, Texas and a 100% interest in the approximately 200 acres surrounding the wellbores of the four wells. Maverick contracts operations of the four wells out to a third party operator that is a licensed and bonded operator with the Texas Railroad Commission. In addition, Maverick owns a 1% interest in four oil wells in Caldwell County, Texas on approximately 700 acres. These wells are operated by a third party operator that is licensed and bonded with the Texas Railroad Commission. Further, Maverick owns certain horizontal drilling tools: composite drill pipe, downhole gyro tools, anti-whirl drill bits, ultra short radius angle building assemblies and support tools. Maverick also acquired the 167-acre Davis Lease in Jones County, Texas for a cash purchase price of $25,000 under which Maverick acquired all right and title to a 100% working interest and a 78% net revenue interest in the lease, the existing well bore on the lease, all surface equipment on the lease and all downhole equipment on the lease. The acquisition included the Bonnie Davis #1 well which was recently drilled, logged, and cased to a depth of 3,150 feet. Maverick’s Petroleum Engineer, Jason Lacewell, has identified three potentially commercially productive zones in the Bonnie Davis #1 Well but the initial evaluation eliminated one of the zones. Maverick is now commencing preliminary tests to prepare this second zone for production of what it believes will be commercial quantities of oil and gas.

On May 20, 2021, Jason Lacewell joined the company as consulting Petroleum Engineer under the terms of a six month Consulting Agreement which is renewable at the end of each six month term. Mr. Lacewell is the sole owner of Trenergy Development, LLC, a successful Texas company focused on oil and gas development. Mr. Lacewell’s experience includes 23 years supervising petroleum production, completion, drilling, and field operations. Trenergy Development, LLC has consulted on projects in Canyon Sands, Barnett Shale, Woodford Shale, Permian Basin, and Gulf Coast plays since 2003. His company’s most recent consulting projects have included exploring, leasing, drilling, and valuing properties in Borden, Clay, Culberson, Coke, Eastland, Garza, Reagan, Sterling, Upton, Winkler County, and Permian Core/Deep Delaware Basin PUDs and Re-entries.

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Our fiscal year-end date is December 31.

Our MKGP mailing address is 135 Jenkins St. Ste 105B 356, St. Augustine, FL 32086. Our toll-free telephone number is (800) 674-6341. Our website is www.maverick-energy.com and our email address is mkgpinquiries@gmail.com.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades on the OTCMarkets Pink Open Market under the symbol MKGP.

Voting Control

James McCabe, President of the Company, holds 100,000 shares designated as Series A Preferred Stock, which has super voting rights allowing the holder 10,000 votes for each share of Series A Preferred Stock held. Accordingly, even if the maximum number of shares of our Common Stock are sold in the offering, Mr. McCabe will have voting control over the holders of Common Stock. Mr. McCabe is the sole holder of the Series A Preferred Stock.

Our December 15, 2020 Press Release

We issued a press release on December 15, 2020 that is attached as Exhibit 99.1 to this Offering Statement. In that press release we announced the filing of this Form 1-A with the SEC. We also stated that we had an Indication of Interest from Continuation Capital, Inc. in the amount of $8 million of the $20 million in shares of our common stock that are being sold by us in this offering. Continuation Capital, Inc. had a number of pre-conditions to its potential financing, including qualification of this offering in a number of states. We do not expect to have further discussions with Continuation Capital, Inc., regarding the specific terms of its proposed investment until this offering is qualified by the SEC. In addition, we stated in the press release that we had set our post-money valuation at $150 million assuming that we would raise the full $20,000,000 in this offering. This valuation was internally generated. This valuation and the underlying forecasted results no longer reflect management’s views. We strongly discourage potential investors from relying on that valuation that was subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future oil and gas prices, legislation and changes in regulations of the jurisdictions in which we operate, or seek to operate, our business. As a result, our projected revenues, expenses and profitability underlying that valuation may differ materially from the results that we actually achieve, especially in light of our limited operating history and absence of historical revenue generation. See “Risk Factors.”

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THE OFFERING

Issuer:	Maverick Energy Group, Ltd.

Securities offered:	A maximum of 100,000,000 shares of our Common Stock at an offering price of $0.20 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	93,159,039 issued and outstanding as of October 25, 2021

Number of shares of Common Stock to be outstanding after the offering	193,159,039 shares, if the maximum amount of Offered Shares are sold

Price per share:	$0.20

Maximum offering amount:	100,000,000 shares at $0.20 per share, or $20,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Open Market Sheets division under the symbol “MKGP.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $19,965,000.00. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

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RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

Our business and future operations may be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the country as a whole. For example, the recent outbreak of COVID-19, which began in China, has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our customers or other business partners. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, our customers, our potential customers, suppliers or other current or potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

The Company is an early-stage enterprise and has commenced principal operations. The Company had $1,971 in revenues and has incurred losses of $125,606 for the year ended December 31, 2020. In addition, the Company had $5,227 in revenues and incurred losses of $311,522 for the six-month period ending June 30, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

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The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 3. Going Concern for further information.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Management of Maverick Energy Group, Ltd. has experience in operating small companies. Many investors may treat us as an early-stage company. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;
●	risks that we may not develop our products and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;
●	risks that our growth strategy may not be successful; and
●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

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We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, add to our inventory, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of selling commodities, refurbishing oil wells or other related items. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $45,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

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Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and relatively small revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

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The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	our issuance of additional securities, including debt or equity or a combination thereof;
●	announcements of technological innovations or new products by us or our competitors;
●	loss of any strategic relationship;
●	industry developments, including, without limitation, changes in competition or practices;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 250,000,000 shares of common stock. We have issued and outstanding, as of October 25, 2021, 93,159,039 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

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We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

We are classified as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control Maverick Energy Group, Ltd., it is not likely that you will be able to elect directors or have any say in the policies of Maverick Energy Group, Ltd.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. James McCabe, President and Chief Executive Officer of Maverick Energy, holds 100,000 shares designated as Series A Preferred Stock, which has super voting rights allowing the holder 10,000 votes for each share of Series A Preferred Stock held. Accordingly, even if the maximum number of shares of our common stock are sold in the offering, Mr. McCabe will have voting control over the holders of common stock. Mr. McCabe is the sole holder of the Series A Preferred Stock. Accordingly, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

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Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

The Company is Subject to Various State Regulations

Any state in which Maverick does business regulates the production of oil and gas in the conduct of oil and gas operations. State laws and related regulations are generally intended to prevent waste of oil and gas and to protect the correlative rights and opportunities to produce oil and gases between owners of a common reservoir. The amount of oil produced is also regulated by the assignment of allowable rates of production to each well so producing. Such regulations may restrict the production rate of the Company’s well(s), if any produce oil and/or gas. Additional state regulations require permits before wells are spotted, reworked horizontally, control well spacing, protect against waste, aid in the conservation of natural gas and oil, and guard against adverse environmental consequences. Maverick will be required to obtain all permits necessary for operations by state regulatory bodies.

The Company Relies on Subcontractors and Outside Experts

Although it does not employ a large technical staff, Maverick retains technical consultants on an as-needed basis. In the event of a substantial increase in domestic oil and gas development activity, the availability of these and other outside consultants to Maverick may be limited. Maverick will perform substantially all of work in connection with the drilling and completion of the Wells, acquisition and management of properties and all aspects of oil and gas operations. Maverick will be, to a certain extent, reliant on the knowledge, expertise and performance of subcontractors in and to perform its overall functions.

Management Makes All Decisions With Respect to the Company’s Activity

Maverick is not required to devote its financial, personnel and other resources exclusively for any one aspect of its business. In general, Maverick and its management has complete authority concerning all corporate decisions of any and all forms. Consequently, Shareholders will have little power over the management of the Company. Decisions with respect to all actions of the company are decided solely by the management of Maverick.

Unpredictable Producing Life of Oil and Gas Wells

Maverick cannot predict the life and production of any well or field. The actual life of a given project could differ from those anticipated or from those predicted in third party engineering and reserve reports. Sufficient oil or natural gas may not be produced from any field or well to return the company’s investment.

Irregularity of Cash Flow

Various factors, including Well maintenance or repair, low gas and/or oil prices and shut-in production, may cause cash distributions to be less frequent. The timing of receipt of revenues as well as the amount of such revenues will ultimately affect the financial condition of the Company. The receipt of payment for oil and natural gas production typically lags for several months.

Principal Tax Risks

The federal income tax treatment of oil and gas drilling and production activities is highly complex, has been significantly modified by recent tax law changes.

Uninsured Risks Could Increase Our Liability

The drilling of oil and gas wells involves hazards such as encountering abnormal pressures from certain formations and other conditions that could result in substantial losses and liabilities to third parties. Maverick may not be insured against all losses or liabilities that may arise from the Companies operations, either because such insurance is unavailable or because Maverick has elected not to purchase such insurance due to high premiums or other reasons. In the event uninsured losses or liabilities are incurred, all or part of the Companies assets may need to be liquidated, and Maverick may lose all or part of an asset.

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Marketability of Oil and/or Gas Produced Is Never Guaranteed

There can be no assurance that oil and/or gas produced by Maverick can be sold; however, any oil and/or gas that is produced by Maverick is expected to be sold to Maverick’s established customers and any future customers. Marketing of the oil and/or gas produced from any field or well(s) may depend upon factors such as location of Property, volumetric requirements of customers, utility delivery practices and other factors.

Natural Gas Surplus

Currently, there is a surplus in natural gas deliverability. This industry-wide surplus, which is expected to continue for the next several years, has resulted in reductions of takes by purchasers, substantial declines in market prices for deregulated gas that previously commanded premium prices, substantial declines in prices being paid under new contracts for certain regulated “high cost” gas, the exercise by pipelines of “market out” and force majeure provisions in gas purchase contracts, the renegotiation of existing contracts to reduce both take-or-pay levels and the price paid for delivered gas, numerous legislative and regulatory proposals and other delays or difficulties in marketing of production. In the opinion of Maverick, the demand for oil has not been affected by the surplus conditions presently affecting natural gas.

Importance of Future Prices of Oil and Gas

The revenues generated by any well or field owned by Maverick will be greatly dependent upon the future prices of oil and gas. Any significant decline in the prices of oil and gas will, most probably, severely restrict the ability of Maverick to generate revenues of any significance, if at all.

The past ten years have been characterized by a relatively unsettled energy market, which makes any accurate estimate of future prices of oil and gas particularly difficult. Maverick believes that numerous factors beyond the control of Maverick will continue to effect oil and gas prices including, among other factors, the domestic and foreign supply of oil and gas and the price of foreign imports, both from members of the Organization of Petroleum Exporting countries (“OPEC”) and from non-OPEC producers, such as Brazil, Mexico, Canada as well as shale drilling in the United States. This ten-year period has seen a general increase in oil and gas prices, however such prices in recent months have declined and even gone to less than zero. Prices have become relatively steady in recent months although lower than past years. No assurance can be given, however, that the price of crude oil or gas will not decrease substantially in the future or that it will move upward, thereby favorably affecting any production realized by Maverick.

Other factors that may affect the ability of Maverick to generate revenues include the price and availability of alternative fuels, the rate of inflation, the level of consumer demand, the availability of pipelines and changes in existing Federal land regulation, price controls and deregulation. Governmental regulation also may reduce the benefits of price increases by, among other things, fixing rates of production and in the past government regulation, both State and Federal, has been a significant industry negative.

Some Environmental Hazards and Liabilities May Not Be Covered By Insurance

There are numerous natural hazards involved in the drilling and operation of oil and gas wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. Uninsured liabilities could reduce the funds available to Maverick and may result in the loss of corporate assets. Maverick may be subject to liability for pollution, abuses of the environment and other, similar, damages. Although Maverick will attempt to maintain insurance coverage benefiting the Company in amounts it believes is adequate, it is possible that insurance coverage may exclude risks such as environmental contamination, may be insufficient or subject to reduction or cancellation in the future. In such event, Maverick’s assets may have to be utilized to pay costs of controlling blowouts, replacing destroyed equipment, personal injury, property damage and environmental contamination claims thereby reducing amounts that may be invested in the company’s productive activities.

Availability of Drilling Rigs and Prospects Is Not Guaranteed

If a substantial increase in drilling operations in the United States were to occur, availability of drilling rigs and oil field tubular products may be reduced. International developments and the possible improved economics of domestic oil and gas exploration may influence major and independent oil companies to increase their domestic oil and gas exploration. Until recently, drilling activity had been substantially increasing for the past 7-8 years and had resulted in difficulty, at times, in finding available drilling rigs in good operating condition, as well as skilled drilling crews. If these factors were to return it could adversely affect the operations of Maverick by increasing competition or the cost of exploring for and developing reserves.

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Potential Increases in Drilling Costs

Due to the deterioration of equipment and other current economic conditions, the costs of development may be increasing gradually. Historically, the oil and gas industry has experienced periods of rapid cost increases from time to time, and within short periods of time. Increases in the cost of development, if the same were to occur, would adversely affect the ability of Maverick to acquire oil and gas equipment and supplies. Increased drilling activity, continued deterioration of equipment, or lack of parts for repair could lead to shortages of rigs, equipment and material which may make timely drilling and completion of well impossible.

Losses Could Result from Title Defects in Our Leases

Maverick will review the state of title of leases and drill sites prior to commencing drilling activity and will engage local legal counsel in connection with such review if deemed necessary. It is not anticipated that a legal opinion of counsel will be obtained regarding such state of title in all cases. Even if obtained, there can be no assurance that losses would not result from title defects or from defects in the assignment of leasehold rights, which losses would be borne by Maverick to the extent of its interest.

Oil and Gas Operations Are Speculative

Oil and gas exploration, acquisition and development, and drilling, involve a high degree of risk of loss and constitute a speculative undertaking. Drilling technology is ever evolving in the Industry and in general may or may not achieve the desired results.

Because of the lack of data on any one area, unanticipated and unknown problems may occur which could cause the complete loss of a well or field and the subsequent complete loss of the company’s investment therein. Problems such as no cement behind casing, lost circulation, soft formations, hard or nearly un-drillable formations, doglegs, twisting off of the drill pipe, well blow-outs, drill-bit failures, and other associated risk of drilling are always a possible risk. Even if all procedures go according to plan, there is no assurance that a well or field will produce as anticipated or at all.

Decisions made by Maverick to engage in drilling or acquisitions and any other activities with respect to a particular location will be dependent in part on the evaluation of data compiled by petroleum engineers and geologists and obtained through geophysical testing and geological analysis. Reservoir geophysics and geology are not exact sciences. Consequently, the expertise of the consultants or the employees of Maverick who conduct the studies and tests and who review and interpret the results is critical.

Furthermore, the results of such studies and tests are sometimes inconclusive or subject to varying interpretations. Accordingly, although a designated well or field may be currently producing, wells in the general area also producing, and similar wells drilled, operated or reworked have produced, there is no assurance that any well that is drilled, reworked or acquired will produce in commercial quantities or at all.

The Company Will Be Reliant On Key Suppliers

The Company intends to enter into agreements with key suppliers and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company’s consolidated financial results and on your investment.

In the event we are not successful in reaching our revenue targets, additional funds may be required.

We may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we may be forced to suspend or cease operations. Management intends to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

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While we are attempting to generate sufficient revenues, our cash position may not be enough to support our daily operations.

Management intends to raise additional funds by way of a public offering or additional private offerings, by the exercise of outstanding warrants, or by alternative methods. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

We rely on the attraction and retention of talented employees.

Attracting and retaining talented employees in sales and marketing, research and development, finance and general management, as well as of specialized technical personnel, is critical to our success and could also result in business interruptions. There can be no assurance that we will be successful in attracting and retaining all the highly qualified employees and key personnel needed in the future.

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Statements Regarding Forward-Looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $35,000) will be $19,965,000. We will use these net proceeds for the following:

Shares Offered (% Sold)	100,000,000 Shares Sold (100%)	75,000,000 Shares Sold (75%)	50,000,000 Shares Sold (50%)	25,000,000 Shares Sold (25%)
Gross Offering Proceeds	$20,000,000	$15,000,000	$10,000,000	$5,000,000
Approximate Offering Expenses (1)
Misc. Expenses	5,000	5,000	5,000	5,000
Legal and Accounting	30,000	30,000	30,000	30,000
Total Offering Expenses	35,000	35,000	35,000	35,000
Total Net Offering Proceeds	19,965,000	14,965,000	9,965,000	4,965,000
Principal Uses of Net Proceeds (2)
Purchase of Short Radius Horizontal Drilling Tools	1,300,000	1,300,000	1,300,000	1,300,000
Reworking, Drilling of Acquired Property	7,700,000	4,700,000	2,700,000	1,700,000
Acquisition of Qualifying Producing Property	10,000,000	8,000,000	5,000,000	1,000,000
Working Capital Reserve	965,000	965,000	965,000	965,000
Total Principal Uses of Net Proceeds	19,965,000	14,965,000	9,965,000	4,965,000
Amount Unallocated	0	0	0	0

(1)	Offering expenses have been rounded to $35,000.

(2)	Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of June 30, 2021 was $677,799 or $0.0073 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $35,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.20	$0.20	$0.20	$0.20
Historical net tangible book value per share as of June 30, 2021 (1)	0.0073	0.0073	0.0073	0.0073
Increase in net tangible book value per share attributable to new investors in this offering (2)	.1997	.1995	.1993	.1986
Net tangible book value per share, after this offering	.1069	.0930	.0743	.0478
Dilution per share to new investors	.5177	.4460	.3493	.2116

(1)	Based on net tangible book value as of June 30, 2021 of $677,799 and 93,159,039 outstanding shares of Common stock as of June 30, 2021.
(2)	After deducting estimated offering expenses of $35,000.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

●	the information set forth in this Offering Circular and otherwise available;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant by us.

Offering Period and Expiration Date

This offering will start on or after the Qualification Date and will terminate at the Company’s upon the earlier of 12 months from the date the offering is qualified or upon the sale of all offered shares.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company has had limited revenues from operations in each of the last two fiscal years, and in the current fiscal year.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this offering will satisfy its cash requirements for the next twelve months. To complete the Company’s exploration, refurbishing of wells and its business plan, it may have to raise additional funds in the next twelve months. Contemporaneously we will work to recruit in experts in the field as well as assess other oil and gas opportunities in order to expand our assets.

The Company expects to increase the number of employees at the corporate level.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS

Working Capital	June 30, 2021 $	December 31, 2020 $
Cash	339,877	8,221
Current Assets	419,877	88,421
Current Liabilities	756,040	134,180
Working Capital (Deficit)	(336,163)	(45,759)

Cash Flows	Six months ended June 30, 2021 $	Six Months ended June 30, 2020 $
Cash Flows used in Operating Activities	(48,402)	(2,750)
Cash Flows used in Investing Activities	(35,142)	0
Cash Flows provided by Financing Activities	415,001	30,000
Net Increase in Cash During Period	331,457	19,250

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Results for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020 and for the Year Ended December 31, 2020 and Compared to the Year Ended December 31, 2019

Operating Revenues

The Company’s revenues for the three months ended June 30, 2021 and 2020 were $-0- and $427, respectively, and for the six months ended June 30, 2021 and 2020, were $5,227 and $1,589, respectively. Revenues from third party sales of oil and gas was greater in the first half of the year than for the same period in 2020, consistent expectations of the amount of revenues with the current production levels on the minimal wells owned partially or completely by Maverick is unpredictable.

For the years ended December31, 2020 and 2019, revenues were $1,971 and $1,982, respectively. Only moderate oil and gas production occurred during those years.

Cost of Revenues

The Company’s cost of revenues was $5,347 for the three and six months ended June 30, 2021 compared to $0 for the three and six months ended June 30, 2020. The increase in cost of revenues for the three and six months ended June 30, 2021 as compared to the three and six months ended June 30, 2020 was due to an increase in workover costs in an effort to improve the production level of the existing oil and gas wells.

For the years ended December31, 2020 and 2019, cost of sales were $0 and $0, respectively.

Gross Profit

For the three months ended June 30, 2021, the Company’s gross profit was ($5,347) compared to $427 for the three months ended June 30, 2020. For the six months ended June 30, 2021, the Company’s gross profit was ($120) compared to $1,589 for the six months ended June 30, 2020. The negative gross profit was caused by the lack of oil and gas revenues.

For the years ended December 31, 2020 and 2019, gross profits were $1,971 and $1,982, respectively.

General and Administrative Expenses

General and administrative expenses consisted primarily of legal and professional fees, office admin costs and salaries and wages. For the three months ended June 30, 2021, general and administrative expenses were $217,168 compared to $12,253 for the three months ended June 30, 2020. For the six months ended June 30, 2021, general and administrative expenses were $292,014 compared to $16,165 for the six months ended June 30, 2020. The increase in the 2021 versus the same periods in 2020 was principally due to the recognition of earned but unpaid salaries of Maverick’s Chief Executive Officer and Corporate Secretary in the amount of $67,500 per quarter as well as the recognition of amortization expense of the intangible license in the second quarter and the additional expenses of ramping up the operational business activity during the 1st half of 2021.

For the years ended December 31, 2020 and 2019, general and administrative expenses consisted primarily of fees and licenses, legal and professional fees, other administrative costs and salaries and wages. General and administrative expenses were $123,430 compared to $7,297 for the years then ended. The increase in total general and administrative expenses from year to year principally due to the recognition of earned but unpaid salaries of Maverick’s Chief Executive Officer and Corporate Secretary in the amount of $67,500, legal and professional fees of $21,745 and fees and licenses of $16,395, required as Maverick’s operations expand.

Other Income (Expense)

Other income and (expense) of ($21,364) for the three months ended June 30, 2021 consisted of interest expense accrued on an outstanding loan obligations. For the six months ended June 30, 2021, other income (expense) was ($24,445) as compared to ($844) for the six months ended June 30, 2020. All amounts consist of accrued interest on note payables. The note payable balance as of June 30, 2021 as compared to June 30, 2020 grew which correlated to the increase in interest expense. The additional notes payable were needed to supplement the shortage of working capital.

Other income and (expense) of ($4,147) consisted of interest expense accrued on an outstanding loan obligation for the year ended December 31, 2020. For the year ended December 31, 2019 other income and (expense) was $0.

Net Loss

Maverick’s net loss for the three month period ended June 30, 2021 was $238,552 compared with a net loss of $12,670 for the same period in 2020. Maverick’s net loss for the six month period ended June 30, 2021 was $311,252 compared with a net loss of $15,420 for the same period in 2020. The increase in net loss for 2021 compared to 2020 was the result of an increase in General and Administrative expenses and limited revenues. See explanation in General and Administrative Expenses.

Maverick’s net loss for the year ended December 31, 2020 was $125,606 compared with a net loss of $5,315 for the year ended December 31, 2019. The increase in our net loss in 2020 compared to 2019 was a result of an increase in General and Administrative expenses. See explanation in General and Administrative Expenses.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and to implement its business plan. Since its inception, the Company has been funded by related and third parties through capital investment and borrowing of funds.

At June 30, 2021, the Company had total current assets of $419,877 compared to $88,421 at December 31, 2020. Current assets consist primarily of $80,000 due from DES, LP and cash of $339,677 at June 30, 2021 and cash of $8,221 and $80,000 due from DES, LP at December 31, 2020. The year to year increase in current assets was due to the additional working capital financing.

At June 30, 2021, the Company had total current liabilities of $756,040 compared to $134,180 at June 30, 2020. The increase in current liabilities was primarily a result of an increase in accrued expenses of $149,712 and additional working capital short term debt financing from various sources of $472,148.

Maverick had negative working capital in the amount of $336,163 at June 30, 2021 and negative working capital in the amount of $45,760 at December 31, 2020.

The increase in negative working capital was the result of the additional short-term financing and accrual of various expenses.

At December 31, 2020, the Company had total current assets of $88,421 compared to $85,071 at December 31, 2019. Current assets consist primarily of $80,000 due from DES, LP.

At December 31, 2020, the Company had total current liabilities of $134,180 compared to $0 at December 31, 2019. The increase in current liabilities was primarily a result of an increase in accrued expenses of $71,280 and short term debt financing from New Nets for working capital of $58,000.

We had negative working capital in the amount of $45,760 as of December 31, 2020 and a positive working capital in the amount of $85,071 as of December 31, 2019. The primary reason for the decline in working capital was due to the short-term financing and the use of those short-term funds for operational expenses.

Cash flows from Operating Activities

For the six months ended June 30, 2021, there was cash used in operating activities in the amount of $48,402 as compared to cash used by operating activities in the amount of $14,576 for the six months ended June 30, 2020. The increase in cash used in operating activities between the two six month periods was the result of more expenses being incurred that required the outlay of cash, items such as fees and licenses of $5,500, legal and professional fees of $26,894 and offices costs of $12,088.

During the year ended December 31, 2020, there was cash used in operating activities in the amount of $49,600 compared to cash used by operating activities in the amount of $5,315 for the year ended December 31, 2019. The increase in cash used in operating activities in 2020 was primarily due to legal and professional fees of $21,745 and fees and licenses of $16,395 and other miscellaneous office costs.

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Cash flows from Investing Activities

Cash used in investing activities was $35,142 and $0 for the six months ended June 30, 2021 and June 30, 2020, respectively. The increase was due to leasehold equipment purchased and recognition of Maverick’s investment in Alexander Drilling II Program.

Cash used in investing activities was $5,250 and $0 for the years ended December 31, 2020 and 2019, respectively.

Cash flows from Financing Activities

Cash provided by financing activities was $415,001 for the six months ended June 30, 2021 compared to $30,000 for the same six month time period in June 30, 2020. The increase was from the proceeds of short term loan and convertible debt obligations.

During the year ended December 31, 2020, cash provided by financing activities was $58,000 compared to $0 provided during the year ended December 31, 2019.

Going Concern

Maverick has not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

Maverick has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

Maverick’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business at December 31, 2020 and December 31, 2019, Maverick had $8,221 and $5,071 in cash, respectfully and negative working capital of $45,760 at December 31, 2020 and $85,071 in positive working capital at December 31, 2019. At June 30, 2021, Maverick had negative working capital of $336,143. For the three months ended June 30, 2021 and 2020, Maverick had net losses from operations of $238,532 and $12,670 respectively, and for the six months ended June 30, 2021 and 2020, Maverick had net losses from operations of $311,232 and $15,420, respectively. Due to Maverick’s limited liquidity, unexpected costs in the future could result in ongoing negative working capital. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of Maverick, which in turn is dependent upon Maverick’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amount or amounts and classification of liabilities that might be necessary should Maverick be unable to continue as a going concern. Management has taken the steps to revive its operating and financial picture, which it believes are sufficient to provide Maverick with the ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the entity will continue as a going concern.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

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To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recognition of Revenues - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date however, adoption is required for annual reporting periods beginning after December 15, 2017.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Offering Circular, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

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Corporate History

On March 30, 2006, the Pinnacle Group Unlimited, Inc. (“PGPU”) purchased certain assets and assumed certain liabilities of Maverick Energy Group, Inc. (“Maverick”) in exchange for 95,000,000 shares of its treasury stock. Maverick’s management team assumed management of PGPU as part of the transaction. Effective October 3, 2006, PGPU changed its name and symbol to Maverick Energy Group, Ltd. (MKGP).

From 2006 through 2011 Maverick acquired producing properties, drilled grass roots wells, leased prospective undeveloped land, and operated hundreds of wells in Texas and West Virginia. While very successful during this period an unforeseen circumstance caused the Management to reduce operations to a low level until the present time.

In mid-2019 the decision was made to bring Maverick back into complacence with OTC Markets, reconstitute the company’s management and pursue the core objectives of the company that had previously seen such success. As of this writing the company has obtained limited operational financing, is working on securing further financing, and pursuing selected oil and gas producing assets. In addition, Maverick is pursuing several technological and operational alliances that will be extremely beneficial to the company.

Our Business Overview

The scope of our business is to develop, perfect, market and use the best and most economic ultra-short radius horizontal-drilling system on the market. The primary focus is to use the technology for Maverick’s own account and in joint ventures with others to establish oil and gas production and reserves. Secondarily, the Company proposes to use the license in a service capacity to other oil and gas companies while negotiating earning an interest in the production and reserves. To add further depth to its oil and gas expertise, on May 20, 2021, the Company entered into a six month Consulting Agreement with Jason Lacewell as consulting Petroleum Engineer. Mr. Lacewell is the sole owner of Trenergy Development, LLC, a successful Texas company focused on oil and gas development. Mr. Lacewell’s experience includes 23 years supervising petroleum production, completion, drilling, and field operations. Trenergy Development, LLC has consulted on projects in Canyon Sands, Barnett Shale, Woodford Shale, Permian Basin, and Gulf Coast plays since 2003. His company’s most recent consulting projects have included exploring, leasing, drilling, and valuing properties in Borden, Clay, Culberson, Coke, Eastland, Garza, Reagan, Sterling, Upton, Winkler County, and Permian Core/Deep Delaware Basin PUDs and Re-entries.

There are two classes of horizontal drilling targets, new production and old production. New production requires horizontal drilling as part of the exploration or exploitation program. Old production falls into the category of pure exploitation.

Target areas for Maverick will be in both new and old production classes of drilling targets. There are a tremendous number of old fields in the U.S. and Canada that will be receptive to horizontal recompletions. Virtually every basin in North America, not to mention the world, will have an application.

USR Technology License Agreement

On May 14, 2020, Maverick entered into a Heads of Agreement Technology License Agreement (“Heads of Agreement”) with USR Resources, LLC a Texas Limited Liability Company (“USR”). Under the terms of the Heads of Agreement the Company agreed to enter into a license of its ultra-short radius drilling services and related equipment to the Company in return for thirty million restricted shares of the Company’s common stock and a payment of $100,000 on the later of the grant of the license or the closing of a funding event in the amount of not less than $1,000,000. We have issued USR the 30,000,000 shares or Common Stock but as of this filing, the conditions for the payment of the $100,000 have not occurred. As per the License Agreement the Company further agreed to purchase a set of drilling tools for the ultra-short radius wells, provide four experienced directional drillers, train its own employees on the use of the USR equipment and procedures, transfer or assign USR 10% of all working interest, and pay to USR an amount equal to 10% of any cash or other consideration received by the Company for the provision of the Services. The License Agreement has an indefinite duration but may be terminated by mutual agreement of the Parties, material breach or by USR if the Company becomes insolvent, goes into liquidation, makes voluntary arrangements with creditors or ceases to do business. This License Agreement is a related party transaction as David LaPrade is the member manager of USR and is an officer and Director of the Company.

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The foregoing description of the License Agreement and promissory note do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which are filed as Exhibits 6.1 and 6.10 to this Regulation A Offering, respectively, and are incorporated herein by reference.

The Short Radius Horizontal Drilling Niche

USR Resources System has its place in the alluring exploration plays where a relatively short to medium lateral extension is required. Even so, each exploration well drilled carries a higher risk. While there will be a place in Maverick’s plan’s for controlled exploration wells, it is not anticipated it will comprise a high percentage of wells.

Rather, the largest market for Maverick’s technology will be producing or shut-in wells that can be improved by horizontal drilling that have significate remaining reserves and reasonable bottom hole pressure. Once the value of short radius horizontal drilling is demonstrated, all the wells in a particular field become prospects. This includes wells that have been plugged and abandoned. By learning the best methods to exploit a given reservoir, neighboring fields with the same or similar reservoir conditions also become candidates, as do all the wells in these fields.

Leasehold Interests

Maverick owns leasehold interests in a number of oil and gas wells in West Virginia and Texas. It has a 25% interest in four natural gas wells in Harrison and Doddridge County, West Virginia comprising approximately 220 acres. These wells were drilled in 2006 and still produce today. Maverick is a licensed and bonded operator in the state of West Virginia and operates all four wells. Maverick also owns a 25% interest in four oil wells in Frio County, Texas and a 100% interest in the approximately 200 acres surrounding the wellbores of the four wells. Maverick contracts operations of the four wells out to a third party operator that is a licensed and bonded operator with the Texas Railroad Commission. In addition, Maverick owns a 1% interest in four oil wells in Caldwell County, Texas on approximately 700 acres. These wells are operated by a third party operator that is licensed and bonded with the Texas Railroad Commission. Further, Maverick owns certain horizontal drilling tools: composite drill pipe, downhole gyro tools, anti-whirl drill bits, ultra short radius angle building assemblies and support tools.

Our Business Strategy

Large oil producing companies and Independents alike own marginally producing wells and large proven undeveloped blocks of land. They are constantly seeking an economically viable way to increase production and revenues or to divest themselves of these properties.

Some of our opportunities have been identified in producing areas that have largely been taken over by independent oil and gas operators. Many of these prime producing or shut-in properties were once owned by major oil companies and have been sold off in recent years because of efficiency campaigns and downsizing in the ranks of the major companies. While it may be true that the smaller, leaner independents can operate these producing properties more efficiently and economically, they seldom have the financial muscle to engage in major new drilling or redevelopment programs. The competing available horizontal technologies also tend to be very costly to use; certainly, they are much more expensive than our propriety systems.

This automatically gives us a price competitive advantage. However, rather than the conventional approach of translating this into a discounted price for service work, we see this as an opportunity to raise the necessary funds for the drilling and redevelopment programs ourselves. Maverick is in effect becoming a partner with the owners of the production and leases if not the outright acquisition of these properties. By providing the key elements of both technology and funding, Maverick and its partners plan to negotiate and retain a large percentage of newly developed production and reserves.

Maverick plans to use its license to the USR Resources System to a competitive advantage and become a successful oil and gas producing company. Maverick also plans to make its technology and expertise available to others through servicing, thus creating an ever-increasing income stream to the company.

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Why Drill Horizontally?

Horizontal wells have the potential to dramatically enhance the economics of a project. Horizontal wells are placed in a reservoir precisely to maximize hydrocarbon (oil and gas) production. Horizontal wells provide added wellbore exposure to the reservoir in a geometry that allows an operator to do the following:

1.	Maximize hydrocarbon recovery rates and project economics

2.	Spread out the pressure drop across a longer interval of wellbore minimizing water coning

3.	Re-penetrate a reservoir to get away from historical water coning and recover reserves that would otherwise be stranded

4.	Take advantage of horizontal well geometry for secondary recovery projects

Worldwide usage of oil and gas is increasing due to industrial expansion in third world countries and continued economic growth in the U.S. and other developed nations around the world. Demand is expected to increase even in the face of the economic challenges created by the current COVID-19 pandemic. Energy companies continue to be faced with drilling for new reserves and/or increasing the productivity of existing fields in an effort to meet demand in a low commodity price environment. Many informed sources expect the supply demand curves for oil and gas to cross within the next few years.

Horizontal drilling is now being applied more and more to reactivate and rejuvenate existing fields that have reached their economic limit. Horizontal drilling recovers more oil faster, reduces the total expenditure of funds by causing fewer wells to be drilled to drain a given area, and allows oil to be produced that otherwise would be inaccessible by conventional means.

Today fully twenty-five percent of all wells drilled worldwide are drilled horizontally. It is expected that fully fifty percent of all wells drilled worldwide will be drilled using some horizontal method.

Horizontal drilling can increase the amount of reservoir rock exposed to the well-bore thereby significantly increasing the productivity of oil and gas wells. In tight chalk, limestone or dolomite reservoirs, vertical fracture may be intersected causing spectacular production increases. In watered-out wells, a horizontal drain-hole may reach areas in the reservoir that have not been drained adequately and still have a relatively high oil saturation.

One way to increase ultimate oil recovery is through infield drilling. Horizontal wells can drain a much larger area with one well-bore thereby reducing the number of vertical wells required to drain the same area. Reducing the number of wells drilled to effectively recover all possible reserves improves the economics of a project while also reducing the risk of environmental hazards. Horizontally drilled wells are also being considered as an enhanced recovery tool and has proven itself as an indispensable tool in the finding and producing of oil and gas reserves all over the world.

Why USR Resources Propriety System?

Since the late 1980’s, Maverick Energy Group, Ltd. management has been at the forefront of short radius horizontal drilling technology. Recognizing early on that there were still problems with the old existing short radius technology, the Maverick team set out to solve the existing problems. Mavericks President and Chief Operating Officer have now rejoined with the Chief Operating Officer’s USR Resources being now the center piece of Mavericks operations.

The object of short radius technology has been to have a reliable method to enter a producing oil and gas formation, in the shortest practical distance from vertical to horizontal, and drill in that formation for distances of up to 500 feet. While meeting the basic parameters for short radius horizontal drilling, it was also deemed desirable to be able on occasion to drill out at distances of greater than 1,000 feet and have some basic ability to steer the tool down-hole. The operation of the USR Resources propriety system is simple, economic and meets and exceeds these basic parameters.

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By creating their simple, reliable system, USR Resources propriety system meets or exceeds all the criteria for a truly commercial short radius horizontal drilling system. USR Resources has proven through the drilling of hundreds of ultra-short radius wells throughout the world that its system is unmatched anywhere. The system is less expensive to manufacture and operate than any previous horizontal drilling system.

The ability to re-enter existing wells as well as new vertical wells and drill multiple laterals offers an attractive approach for secondary and tertiary recovery (water and carbon dioxide miscible flooding) projects. Using horizontal injectors and producers vastly improves the sweep efficiency over current technology utilizing vertical wells. Due to its ability to drill a tight radius of turn, the USR Resources System can drill multiple laterals spaced only a few feet apart.

All that is required for the Maverick USR Licensed System is a service/completion rig, mud pump and power swivel, thus eliminating the need for the more costly standard rotary rigs.

Project Considerations

Before Maverick selects a Project, individual well or entering a Joint Venture, Mavericks professionals evaluate every aspect of the reservoir being considered. Some of the items that Maverick will consider are past operations of the field, such as primary and secondary recovery operations, well completion methods and thorough reservoir analyses. Maverick’s evaluation check list includes the following:

a)	Historical field evaluation and well completion methods
b)	Geological engineering and simulation
c)	Core studies and log evaluation

Maverick’s professionals will then digitize the above reservoir information and submit it for reservoir simulation. This simulation will determine the following:

a)	The number of horizontal wells necessary to maximize hydrocarbon recovery
b)	That the reservoir rock has sufficient strength for open hole completions
c)	Primary and/or secondary recovery using horizontal wells would be successful.
d)	The ideal/proper lateral length and well spacing
e)	Estimated cash flow projections and expected profit from each reservoir

If the project evaluation process indicates that a horizontal well could recover significant reserves at a profit, Mavericks professionals will begin the project development and planning process. During the planning stage, Maverick will address many questions to include:

a)	Can the horizontal well be drilled from an existing wellbore?
b)	Does a new well need to be drilled?
c)	What type of drill bits are required?
d)	Does the well require a short, medium, or long radius curve?
e)	Are there any historic drilling problems that need to be addressed?
f)	What circulating medium should be used for drilling the curve portion of the well?
g)	Can under balanced drilling be utilized?

Maverick knows that the key to drilling cost-effective and profitable horizontal wells is selecting projects with a high probability of producing significant reserves and keeping well costs in check.

Market

The United States had over 600,000 producing oil wells and gas wells. Daily production averages less than 10 barrels of oil and gas equivalent per day per well in over 80% of these wells and daily production averages are projected to continue to decline significantly over time. This places the number of stripper wells in the United States alone at over 400,000. Many, if not most, of these wells are horizontal drilling targets given USR’s cost-effective system. Every sedimentary basin in the U.S. will have prospects.

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The most popular casing used by independent operators is 4.5 inch in outside diameter. The USR System will be only one of two systems that can drill a short radius curve from inside 4.5-inch casing. Certainly, even with two systems of equal merit, the potential reentry market is exceptionally large. With the USR Resources Systems superior capabilities, it should certainly have more than its share of the market.

In addition to the re-entry market, there is the market for horizontal completion of new wells. The recent volatility in the oil and gas market accentuates the need for a low-cost horizontal completion system such as the USR System. By providing a way to recover more oil and gas faster and in greater quantities per well bore, the overall economics of a given field will be drastically improved.

Industry predictions are for oil and gas prices to remain relative flat and possible increase at only minimal rates over the next few years. Regardless of whether prices hold steady, rise, or fall, the need for a system such as USR Resources will always be in demand.

Declining production and depletion of existing reserves within the United States is causing increasing pressure on state and federal agencies to create incentives for oil and gas operators and the investment community. Such incentives will encourage operators to drill for new reserves and rework the hundreds of thousands of existing wells that are either temporarily abandoned or marginally producing. The oil and gas industry has needed an inexpensive, low risk, technology that will allow operators to increase existing production levels and unlock new reserves. Many operators in the U.S. have never seriously considered horizontal drilling or reentry as an approach to their production problems. The reason for this is quite simple. The cost for horizontal technology has always been beyond the reach of most operators, usually costing much more than for a standard re-entry.

A significant market exists for horizontal reentry if it can be provided at a cost competitive with conventional treatments of old. The USR System provides this key element, pricing. Additionally, it creates tremendous opportunity for Maverick to joint venture with other operators in the redevelopment of known reserves. By joint ventures, farm-outs, and acquisitions, Maverick can build tremendous reserves and cash flow by providing both the money and technology to “Drill In” with companies that own fields and leases that otherwise could not hire the drilling of their wells horizontal. It is a win for everyone.

Recent Financing

On April 12, 2021 we received a total of $400,000 through the issuance of convertible promissory notes to Forwardly, Inc. ($200,000 in principal amount), Samlou Corporation ($100,000 in principal amount) and George Sharp ($100,000 in principal amount). George Sharp is President of Forwardly, Inc. and an advisor to us on securities trading and regulatory matters. The convertible notes mature on April 12, 2022, bear interest at 15% per year and are convertible at the holder’s option into shares of our common stock at $0.20 per share. The convertible notes were issued with warrants to purchase an aggregate of 4,000,000 shares of our commons stock and are exercisable until April 12, 2023 at an exercise price of $0.35/share. Under the terms of the convertible notes, we agreed not to engage in a reverse stock split for two years without the approval of the holders of these convertible notes, to provide piggyback registration rights and not to use the loan proceeds for any debt repayment. The foregoing description of the convertible promissory notes and warrants and does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, which are filed as Exhibits 6.11-6.16.

Competition

The market for horizontal drilling is highly fragmented. Because the vast majority of the market participants are private corporations, only limited information about competitors is available.

The vast majority of competitors have more resources and larger operations than we do. Some of the competitors that we believe that we are in our industry are Halliburton / Smith International, Phoenix Systems, Dresser Industries / Sperry Sun, Baker Hughes Intech, and Anadrill.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the drilling and pumping of oil and gas, and the distribution of our products. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with.

Any state in which Maverick does business regulates the production of oil and gas in the conduct of oil and gas operations. State laws and related regulations are generally intended to prevent waste of oil and gas and to protect the correlative rights and opportunities to produce oil and gases between owners of a common reservoir. The amount of oil produced is also regulated by the assignment of allowable rates of production to each well so producing. Such regulations may restrict the production rate of the Company’s well(s), if any produce oil and/or gas. Additional state regulations require permits before wells are spotted, reworked horizontally, control well spacing, protect against waste, aid in the conservation of natural gas and oil, and guard against adverse environmental consequences. Maverick will be required to obtain all permits necessary for operations by state regulatory bodies.

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Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 135 Jenkins St. Ste 105B 356, St. Augustine, FL 32086. Our toll-free telephone number is (800) 674-6341. Our website is www.maverickeg.com and our email address is mkgpinquiries@gmail.com.

Employees

Including our Officers and Directors we have three full-time employees of our business or operations who are employed at will by Maverick Energy Group, Ltd. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of the amount of available workers in the industry.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements will require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of October 25, 2021:

As of October 25, 2021, the Maverick Energy Group, Ltd. had three full-time employees and one part-time employee.

The directors and executive officers of the Company as of December 31, 2020 are as follows:

Name	Age	Year Appointed	Position	Hours per week

James W. McCabe, Jr.	76	2000	President, CEO and Chairman of the Board	50

J. David LaPrade	68	2020	COO and Director	10

Christiane R. Lopez	50	2004	Corporate Secretary and Director	40

Reed Morgan	62	2019	Chief Financial Officer and Director	40

Robert Teague	73	2019	VP, Land, Mergers & Acquisitions	10

David Singh	56	2020	VP, Directional Drilling	2

James W. McCabe, Jr.: Since his appointment in 2000, Mr. McCabe has served as the President, Chief Executive Officer and Chairman of the Board of Directors for Maverick. He has over thirty years of experience in the petroleum industry in executive management, financial and corporate development capacity. He has been an independent investor and operator in oil and gas since 1975. Since 1979 he has devoted his entire efforts to the oil and gas industry. From 1989 until 2006, Mr. McCabe devoted his efforts to the development, use and marketing of short radius horizontal drilling technology. Mr. McCabe has been responsible for the development of many novel tools and techniques for short radius horizontal drilling, some of which were patented. Mr. McCabe has worked to acquire, develop and commercially use short radius horizontal drilling technology through companies he helped found, including, Horizontal Systems Inc., Directional Drilling Systems, Inc., Sidewinder Tools Corporation and Vector Drilling Company. Mr. McCabe and Maverick continue to operate over 40 wells in the Big Foot Field located in Frio and Atascosa County, Texas where he has drilled over 100 successful producing oil and gas wells. In 2005 Mr. McCabe formed Diamond Energy Services, LLC, an oil field service and work over rig provider with its base of operations located in Moore, Texas. Diamond currently has 9 rigs servicing both small and large E&P Companies in South and West Texas.

Since 1979 Mr. McCabe has been an independent oil and gas producer operating in Texas, Oklahoma, West Virginia and Ohio. Mr. McCabe graduated from Trinity University, San Antonio, Texas in 1967 with a Bachelor of Arts degree. He served as a helicopter pilot in the United States Marine Corps from 1965 through 1973.

J. David LaPrade: Mr. LaPrade serves as the Chief Operating Officer and Director for Maverick since his appointment in August of 2019. Mr. LaPrade is a longtime associate of Mr. McCabe with over 34 years’ experience in the oil and gas business. Since 1990 he has been actively involved in the development and commercialization of Ultra Short Radius Horizontal Drilling. Over the years Mr. LaPrade has planned and supervised the drilling of more than 300 wells worldwide, including the US, Oman, India, Pakistan, Turkey, Gabon, Indonesia, and Myanmar with his company: USR Resources LLC. He has published numerous articles concerning the capabilities and success of USR Resources LLC and made presentations before dozens of organizations worldwide concerning its application. He has owned and operated oil and gas properties in Texas, Oklahoma and Kansas comprising more than 100 wells in addition to over 220 wells in which he owned non-operated interests in the Mid-Continent region of the USA.

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Christiane R. Lopez: Ms. Lopez has served as the Admin/Investor Relations, Corporate Secretary and a member of the Board of Directors for Maverick since her appointment in 2004. Ms. Lopez has over fifteen years’ experience with the financial arms of several companies. She has worked in a financial capacity in Tulsa, Oklahoma, San Antonio, Texas and Saint Augustine, Florida with companies such as; Business and Financial Consultants; Maverick Energy Group, Ltd.; and Watson Energy Investments, LLC. She has been Vice President of Marketing and Investor Relations and general corporate affairs for both private and public companies.

Reed Morgan: Mr. Morgan serves as the Chief Financial Officer and a member of the Board of Directors for Maverick, since his appointment on October 2, 2019. From 2015 until he joined Maverick in 2019, Mr. Morgan served as a Consultant and Associate to Saudi ETG, an international energy trading company with offices worldwide. He was instrumental in the development of an automated trading system in the energy futures market. The company traded oil, natural gas and gasoline futures daily with an account value of more than $300 million. Prior to his role with Saudi ETG, Mr. Morgan developed over $150 million of commercial projects in Florida, and he also co-founded a financial service company that went public on the small cap NASDAQ exchange. Mr. Morgan is a graduate of Florida State University with a degree in Marketing and Finance. We believe that his knowledge of the capital markets will enhance Maverick’s ability to make further acquisitions and increase the valuation of the Company.

Robert Teague: Mr. Teague serves as the Vice President of Mergers & Acquisitions for Maverick since his appointment in August 2019. Mr. Teague has been in the oil and gas industry since 1974. For the past five years, Mr. Teague provided consulting services to oil and gas companies though Laguna Oil Partners, a limited liability controlled by him. He began his career with Pennzoil Producing in their land management department. In 1977, Mr. Teague formed his own company and had as many as 200 “land men” employed at one time. Mr. Teague’s clients included majors such as Exxon, Chevron, Gulf and independents such as El Paso, Anadarko, Carrizo, Chesapeake as well as many others. Mr. Teague has been on the board of directors for the Steeplechase Club of Fort Worth, Bonanza Oil & Gas, United Production, Laguna Oil Partners and the Kappa Sigma Alumni. He is also an advising member to the Petroleum Club of San Antonio and the Houston & Fort Worth AAPL.

David Singh: Mr. Singh serves as Maverick Energy Group, LTD’s Directional Drilling Supervisor and possesses over 34 years of experience in Oil & Gas Industry with extensive knowledge in single shot to ultra-short radius wells, re-entries, correction runs, multi-lateral, medium and long radius horizontal wells. He has experience in Western Canada, México, US, Ecuador, Indonesia, African countries, and Middle East countries, and has drilled in Bakken, Exshaw, Cardium, Viking, Lower Shaunavon, Montney/Doig, Duvernay, Permian, Eagleford, Ellenberger and Barnett formations.

Mr. Singh has served as the Company Representative, Directional Well Planner, and Directional Specialist for USR Resources LLC since 2007. Since 1981, Mr. Singh has worked for several companies, including Sperry-Sun International Abu Dhabi, Schlumberger D&M Indonesia, Viking International Directional (Turkey), and Matrrix (Canada).

Mr. Singh’s education and training includes Basic Magnetic Survey and Directional/Horizontal Drilling, Baker Hughes Inteq (1995) and Computer Science Software Engineering.

Consulting Assistance

Jason Lacewell has joined the company as consulting Petroleum Engineer under the terms of a six month Consulting Agreement. Mr. Lacewell is the sole owner of Trenergy Development, LLC, a successful Texas company focused in oil and gas development. Mr. Lacewell’s experience includes 23 years supervising petroleum production, completion, drilling, and field operations. Trenergy Development, LLC has consulted on projects in Canyon Sands, Barnett Shale, Woodford Shale, Permian Basin, and Gulf Coast plays since 2003. His company’s most recent consulting projects have included exploring, leasing, drilling, and valuing properties in Borden, Clay, Culberson, Coke, Eastland, Garza, Reagan, Sterling, Upton, Winkler County, and Permian Core/Deep Delaware Basin PUDs & Re-entries.

Mr. Lacewell has direct hands-on experience with drilling vertical and horizontal projects in the Gulf of Mexico with ARCO-Vastar/Conoco, and Deep Austin Chalk, Pinnacle Reefs, North Louisiana, and Indian Basin with Marathon Oil Company. Additionally, he supervised vertical drilling in the Wolfcamp, Devonian, and Barnett Shale and supervised horizontal drilling engineering in Caledonia Gas Storage Development for Pacesetter Energy Inc.

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EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the year ended December 31, 2020, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Executive Vice President (EVP).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

James W. McCabe,	2020	30,000	0	0	0	0	0	0	30,000
CEO, Director	2019	0	0	0	0	0	0	0	0

J. David LaPrade,	2020	0	0	0	0	0	0	0	0
COO, Director	2019	0	0	0	0	0	0	0	0

Christine R. Lopez,	2020	7,500	0	0	0	0	0	0	7,500
Secretary, Director	2019	0	0	0	0	0	0	0	0

Reed Morgan,	2020	30,000	0	0	0	0	0	0	30,000
CFO, Director	2019	0	0	0	0	0	0	0	0

(1)	Salaries shown were accrued but not paid commencing the fourth quarter of the fiscal year ending December 31, 2020.

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

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Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of four members. James W. McCabe, Christiane R. Lopez, David LaPrade, and Reed Morgan, who do not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the James McCabe, our CEO, 135 Jenkins St. Ste 105B 356, St. Augustine, FL 32086. Our toll-free telephone number is (800) 674-6341. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. James McCabe collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by James McCabe unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

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Share Purchase Warrants

We issued warrants dated April 12, 2021 to Forwardly, Inc., George Sharp and Samlou Corporation in connection with a convertible note financing in which we raised $400,000 as set forth above under “Recent Financing.” The warrants are exercisable for two years at an exercise price of $0.35 per warrant share. Forwardly has the right to purchase up to 2,000,000 shares of our common stock and George Sharp and Samlou Corporation each have the right to purchase up to 1,000,000 shares of our common stock.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

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Related Party Transactions

Preferred Stock

On September 24, 2020, one hundred thousand shares of Series “A” Super Majority Preferred Stock was issued during the quarter ending September 30, 2020, to a party related to the corporation by common stock ownership. The Preferred shares were issued to replace common shares taken into the corporate treasury. The preferences of the preferred stock are as follows, a) each share can be converted to common stock at a 900 shares of common stock for 1 share of preferred, b) each share has a 10,000 to 1 voting privilege, c) the holder or holders of these shares will receive a $4,000,000 priority distribution before any proceeds are paid to the common shareholders, in the event of a voluntary, or involuntary, dissolution, liquidation, sale of all assets, sale of the corporation, bankruptcy, reorganization or other winding down of the corporate affairs, d) the holder or holders of any preferred A shares shall maintain the right of first refusal to participate or purchase stock on any registration statement filed by the Company and, e) each holder or holders of the Preferred A shares shall be paid twice the amount of dividends issued by the Company to common shareholders on a pro-rata basis, based on the number of preferred shares held. The shares are assignable and transferable by the holder.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Maverick Energy Group, Ltd.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Maverick Energy Group, Ltd.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Maverick Energy Group, Ltd.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Maverick Energy Group, Ltd.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of four members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

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Code of Business Conduct and Ethics

Prior to one year from the date of this offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of October 25, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 93,159,039 shares of common stock deemed to be outstanding as of October 25, 2021.

The following table gives information on ownership of our securities as of October 25, 2021. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
James W. McCabe, Officer / Director	100,000 Series A Preferred(4)	100%

Christiane Lopez, Officer / Director	5,900,000 Common Stock	6.3%

Reed Morgan, Officer / Director	5,000,000	5.4%

David LaPrade, Officer / Director	8,500,000 Common Stock	9.1%

David Singh, Officer	500,000	* %

Robert Teague, Officer	1,00,0000	1.0%

All executive officers and directors as a group (6 persons) *Less than 1%		6.3% Common Stock 100% Preferred 95%(2) Total Common Vote

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based upon 1,052,208,839 shares when considering Series A Preferred Stock voting designation.
(3)	Based upon 93,159,039 common shares issued and outstanding, without conversions as of October 25, 2021.
(4)	100,000 shares designated as Series A Super Voting Preferred Stock, which has super voting rights allowing the holder 10,000 votes for each share of Series A Super Voting Preferred Stock held.

37

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

We are authorized to issue 250,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”) and 100,000 shares of preferred stock (the “Preferred Stock”), of which 100,000 such shares have been designated as Series A Preferred Stock.

Series A Preferred Stock: The Company has also authorized 100,000 shares of Preferred Stock, including 100,000 shares designated as Series A Preferred Stock. The preferences of the preferred stock are as follows: a) each share can be converted to common stock at a 900 shares of common stock for 1 share of preferred, b) each share has a 10,000 to 1 voting privilege, c) the holder or holders of these shares will receive a $4,000,000 priority distribution before any proceeds are paid to the common shareholders, in the event of a voluntary, or involuntary, dissolution, liquidation, sale of all assets, sale of the corporation, bankruptcy, reorganization or other winding down of the corporate affairs, d) the holder or holders of any preferred A shares shall maintain the right of first refusal to participate or purchase stock on any registration statement filed by the Company and, e) each holder or holders of the Preferred A shares shall be paid twice the amount of dividends issued by the Company to common shareholders on a pro-rata basis, based on the number of preferred shares held. The shares are assignable and transferable by the holder. All 100,000 shares of our Series A Preferred Stock are held by our CEO James W. McCabe, as of September 24, 2020, giving him majority voting control over the Company.

Common Stock

No shareholders of the Company holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Company legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Company.

Except as otherwise required by Nevada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Company shall vote together as one class on all matters submitted to a vote of the shareholders of the Company; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Company.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Company, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

38

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Company: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Company or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Maverick Energy Group, Ltd. (“MKGP,” “We,” or the “Company”) is offering up to $20,000,000 total of Securities, consisting of Common Stock, $0.001 par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is ClearTrust, LLC, whose address is 16540 Pointe Village Dr., Suite 205, Lutz, FL 33558, and whose telephone number is (813) 235-4490.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

39

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

-	1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Andrew Coldicutt, Esq. of San Diego, CA.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

40

Maverick Energy Group, Ltd.

TABLE OF CONTENTS

(UNAUDITED)

F-1

Maverick Energy Group Ltd.

Comparative Balance Sheets

(Unaudited)

	June 30, 2021	December 31, 2020
Assets

Current assets
Cash in banks	$339,677	$8,221
Trust account	200	200
Amount due from DES, LP	80,000	80,000
Total current assets	419,877	88,421

Property and Equipment
Horizontal drilling equipment	386,500	386,500
Other oil well equipment – Bonnie Davis #1	25,000	-
Less: accumulated depreciation	(386,847)	(386,500)
	24,653	-
Other assets
Investment in Alexander Drilling II	10,142	-
USR Technology License Agreement	979,167	-
Organization and Reg A costs, net of amortization	-	5,225
	989,309	5,225
	$1,433,839	$93,646

Liabilities & Stockholders’ Equity

Current liabilities
Amount due shareholder	$4,900	$4,900
Accrued expenses	220,992	71,280
Short term convertible debt, net of discount	425,148	58,000
Short term debt	105,000	-
Total liabilities	756,040	134,180

Stockholders’ equity (deficit)
Common stock, $0.01 par value, 250,000,000 shares authorized; 93,159,039 issued and o/s at June 30, 2021 and 51,975,50 issued and o/s at December 31, 2020	93,160	51,976
100,000 shares Preferred stock, Series A Super Majority	174,844	174,844
Additional paid in capital	1,051,384	62,983
Treasury shares	(24,000)	(24,000)
Accumulated deficit	(617,589)	(306,337)
Total stockholders’ equity (deficit)	677,799	(40,534)
	$1,433,839	$93,646

F-2

Maverick Energy Group Limited

Comparative Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Income:
Oil and Gas revenues	$-	$427	$5,227	$1,589
Other income	-	-	-	-
Total income	-	427	5,227	1,589

Cost of sale:
Depreciation of drilling and well equipment	347	-	347	-
Workover costs	5,000	-	5,000	-
Total cost of sales	5,347	-	5,347	-
Gross profit	(5,347)	427	(120)	1,589

Operating expenses:
Lease operating expense	-	-	-	-
Total operating expenses	-	-	-	-
Net operating income	(5,347)	427	(120)	1,589

General and administrative expenses:
Amortization	20,833	-	20,908	-
Bank fees	95	20	135	80
Fees and licenses	5,500	8,585	6,429	8,585
Legal and professional fees	26,894	267	28,893	3,303
Office admin costs	12,088	3,381	15,437	3,880
Salary and wages	144,500	-	212,000	-
Storage fees	676	-	1,014	317
Utilities	1,255	-	1,871	-
Total general and administrative	211,841	12,253	286,687	16,165

Other income and (expense):
Interest expense	(21,364)	(844)	(24,445)	(844)
Total other expense	(21,364)	(844)	(24,445)	(844)
Net loss	$(238,552)	$(12,670)	$(311,252)	$(15,420)

Weighted number of common shares outstanding:
Basic and fully diluted	72,567,273	131,094,189	63,775,506	131,094,189
Net loss per common share:
Basic and fully diluted	$(0.0033)	$(0.0001)	$(0.0049)	$(0.0001)

F-3

Maverick Energy Group Limited

Comparative Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cashflows from Operations:
Net loss	$(311,252)	$(15,420)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	21,180	-
Amortization of debt discount	9,733	-
Stock compensation expense	77,000	-
Changes in working capital components:
Accounts receivable	-	-
Other assets	5,225	-
Other accrued expenses	135,000	-
Amount due shareholder	-	-
Accrued interest	14,712	844
Trust account	-	-
Net cash used by operating activities	(48,402)	(14,576)

Cash flows from investing activities:
Investment in Alexander Drilling II	(10,142)
Purchase of equipment	(25,000)	-
Net cash used in investing activities	(35,142)	-

Cash flows from financing activitites:
Loan proceeds from Watson Energy	5,000
Proceeds from corporate convertible notes	410,000	30,000
Net cash provided in financing activities	415,001	30,000

Net increase in cash	331,456	15,424

Cash balance, beginning of period	8,221	5,071
Cash balance, end of period	$339,677	$20,495

Non-cash investing and financing activities
Note payable and common stock issued for License agreement	$1,000,000	$-
Warrants issued with debt	$50,749	$-
Note converted into Common Stock	$1,836	$-

F-4

Maverick Energy Group Ltd

Statement of Changes in Stockholders’ Equity and Accumulated Deficit

(Unaudited)

					Additional			Total
	Common Stock		Preferred Stock		Paid-in	Treasury	Accumulated	Stockholders’
	Shares	Par	Shares	Par	Capital	Shares	Deficit	Equity

Opening balance at January 1, 2020	131,094,189	$130,946	-	$-	$158,857	$(24,000)	$(180,732)	85,071

Net loss at March 31 2020	-	-	-	-	-	-	(2,750)	(2,750)

Ending balance at March 31, 2020	51,975,506	51,976	100,000	174,844	62,983	(24,000)	(183,482)	(82,321)

Net loss at June 30, 2020	-	-	-	-	-	-	(12,670)	(12,670)

Ending balance at June 30, 2020	51,975,506	$51,976	100,000	$174,844	$62,983	$(24,000)	$(196,152)	$(69,651)

Opening balance at January 1, 2021	51,975,506	$51,976	100,000	$174,884	$62,983	$(24,000)	$(306,337)	$(40,534)

Net loss at March 31, 2021	-	-	-	-	-	-	(72,700)	(72,700)

Ending balance at March 31, 2021	51,975,506	51,976	100,000	174,884	62,983	(24,000)	(379,037)	(113,234)

Warrants issued with promissory notes	-	-	-	-	50,749	-	-	50,749

Stock issued for License Agreement	30,000,000	30,000	-	-	870,000	-	-	900,000

Common stock issued for conversion of Note	183,533	184	-	-	1,652	-	-	1,836

Common stock issued for services	11,000,000	11,000	-	-	66,000	-	-	77,000

Net loss at June 30, 2021	-	-	-	-	-	-	(238,552)	(238,552)

Ending balance at June 30, 2021	93,159,039	$93,160	100,000	$174,844	$1,051,384	$(24,000)	$(617,589)	$677,799

F-5

MAVERICK ENERGY GROUP, LTD.

NOTES TO

COMPARATIVE FINANCIAL STATEMENTS

(UNAUDITED)

1.	Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of Comparative financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of financial Instruments

Maverick adopted ASC Topic 820, Fair Value Measurement’s ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entities own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities is carried at historical cost basis which approximates their fair values because of the short-term nature of these instruments.

Derivative Liability

We evaluate convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

F-6

Deferred Taxes

Maverick follows Accounting Standards Codification subtopic 749-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Deferred taxes are classified as current or non-current depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to al) asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Cash and cash Equivalents

For purposes of the Statements of Cash Flows, Maverick considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash accounts, if any, reflected on the balance sheet are not considered liquid and therefore not included in cash for the Statement of Cash Flows.

Accounts Receivable and Allowance tor Doubtful Accounts

Maverick monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of Maverick’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of Maverick’s customers were to deteriorate, resulting in their inability to make the required payments, Maverick may be required to record additional allowances or charges against revenues. Maverick writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of June 30, 2021, and December 31, 2020 based upon the review of the outstanding accounts receivable, Maverick has determined that an allowance for doubtful accounts is not material. The allowance for doubtful accounts is created by forming a credit balance which is deducted from the total receivables balance in the balance sheet.

As of June 30, 2021, and December 31, 2020, Maverick had $-0- and $-0- in trade receivables, respectively.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

License Agreement

The License agreement is capitalized at cost, net of accumulated amortization. Amortization is calculated by using the straight-line method over the estimated useful life of the assets, which is ten years.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or a change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset. As of June 30, 2021 and 2020, there were no impairment losses recognized for long-lived assets.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes- Merton pricing model. The Black- Scholes- Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Maverick has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

F-7

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Quarterly changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Maverick will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock- based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost.

Revenue Recognition

Revenue includes product sales. The products sold are crude oil and natural gas. Maverick recognizes revenue from product sales in accordance with Topic 606 “Revenue Recognition in Financial Statements” which considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

Maverick adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP. There was no effect on beginning retained earnings as a result of adopting ASC 606. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams. There was no impact on the income state as a result of the adoption.

Fair Value of financial Instruments

Accounting Standards Codification subtopic 825-10 Financial Instruments (“ASC 825-10’’) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of Maverick are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed otherwise only available information pertinent to fair value has been disclosed.

Maverick follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820- 10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Traditional Convertible Debt Model

For conventional convertible debt, Maverick uses the traditional convertible debt model. Under this model, unless the convertible debt falls under ASC 815 Derivatives and Hedging, the convertible instrument is typically treated as a single instrument and no portion is allocated to equity.

F-8

Advertising Marketing and Public Relations

Maverick follows the policy of charging the costs of advertising. marketing, and public relations to expense as incurred and are classified as such on the statement of operations.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Maverick recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Maverick records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our Comparative federal tax return and any state tax returns are not currently under examination.

Maverick has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss} Per Common Share

Maverick computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive that could result from the exercise of outstanding stock options and warrants.

Adoption of new Accounting Standards

Convertible Instruments

On January 1, 2021, the Company adopted the new convertible debt standards of Financial Accounting Standards Board Update No. 2020-06: “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The new standard provides an update to the number of models allowed to be used for convertible debt instruments and allows for fewer embedded conversion features being separately recognized from the host contract of the convertible debt. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in-capital. All other convertible debt is to be recorded as a single liability. For any debt that is convertible and recorded as a single liability, all possible shares that could be converted shall be included in the diluted earnings per share calculation. The standard was adopted using a modified retrospective approach and the adoption did not have a material impact on the unaudited financial statements.

Income Taxes

In December 2019, the FAB issued ASU No. 2019-12, “Simplifying the Accounting for Income Taxes”. This ASU removes certain exceptions to the general principles in ASC 740, Income Taxes (“ASC 740”) and also simplifies portions of ASC 740 by clarifying and amending existing guidance. It is effective for interim and annual reporting periods after December 15, 2020. The Company adopted this ASU on January 1, 2021, and it did not have a material impact on the Company’s unaudited financial statements.

2.	Property and equipment

Maverick had property and equipment as follows:

	June 30,	December 31,
	2021	2020
Horizontal Drilling Equipment	$386,000	$386,000
Other Oil Well Equipment – Bonnie Davis #1	25,000
Less: Accumulated Depreciation	(386,347)	(386,000)
	$24,653	$-0-

Depreciation expense for the three month period ending June 30, 2021 and 2020 was $347 and $-0-, respectively and for the six month period ending June 30, 2021 and 2020 was $347 and $-0-, respectively.

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3.	Intangible assets

In May 2021, Maverick purchased the licensing rights for a specialized oil and gas well drilling technology for $100,000 and agreed to issue 30,000,000 shares with an associated value of $900,000 to complete the acquisition. Amortization expense for this intangible asset was $20,833 and $-0- for the three and six month period ending June 30, 2021 and 2020, respectively. For further information see Item 4 – Short Term Debt, below.

4.	Short Term Convertible Debt

During February, June, July and September 2020 Maverick agreed to the conditions of several convertible debt instruments. The terms of the instruments are; interest accruing at 10% with maturity dates of August and December 2020 and July and September 2021. If the debt is not repaid or converted to common shares, interest will continue to accrue until one of the liquidating factors occur. Total accrued Interest was $6,338 at June 30, 2021 and $3,780 at December 31, 2020. The conversion feature allows the loan to be converted, at the Holder’s discretion before or after the maturity dates, to Maverick common shares at a conversion rate of $.01 per share, which is not materially below the current market value of the common shares. The proceeds from the convertible debt were used for working capital purposes. During the quarter ended June 30, 2021, a total of $1,836 was converted into 183,533 common shares. The total balance of these debt instruments at June 30, 2021 and December 31, 2020 was $66,164 and $58,000, respectively.

During April of 2021, Maverick agreed to the terms of three convertible promissory notes. The terms of the notes are: interest accruing at 15% with maturity date of April 2022. If the debt is not repaid or converted to common shares, interest will continue to accrue until one of the liquidating factors occur. Total accrued interest was $8,767 at June 30, 2021 and $-0- at December 31, 2020. The conversion feature allows the loan to be converted, at the Holder’s discretion before or after the maturity dates, to Maverick common shares at a conversion rate of $.20 per share, which is above the current market value of the common shares. The proceeds from the convertible debt are to be used for working capital and operational purposes. Additionally, in association with the notes, warrants were issued to purchase up to 4,000,000 shares of common stock at a strike price of $0.35 per share. See Item 6 – Warrants for further information. The total value associated with the warrants was $50,749. The discount is amortized to interest expense over the life of the loan. During the three month and six month periods ended June 30, 2021 and June 30, 2020, $9,733 and $-0- was amortized to interest expense, respectively. The total balance of the convertible promissory notes as of June 30, 2021 was $400,000 less remaining discount of $41,016.

5.	Short Term Debt

 In January 2021, Maverick agreed to the terms of a short term promissory note payable between itself and USR Resources, LLC (USRR). The terms are interest payable at 3% per annum, with the unpaid accrued interest and the principal due on July 10, 2021. As of June 30, 2021 and December 31, 2020, the unpaid accrued interest was $3,166 and $-0-, respectively. The Note is in connection with a “Heads of Agreement USR Technology License”. See Note 6 - Commitments and Contingencies for further information on the license. The terms of the promissory note are such that if the note and its accrued interest are not paid at the agreed upon maturity date, the loan is not foreclosed on, but the per annum interest rate accelerates from 3% to 10% and continues to accrue until the loan and the accrued interest are paid in full. As of June 30, 2021, the total balance of the promissory note was $100,000.

Also during January 2021, Maverick agreed to the terms of a short term promissory note payable between itself and Watson Energy. The terms are interest payable at 10% per annum, with the unpaid accrued interest and the principal due on demand. As of June 30, 2021 and December 31, 2020, the unpaid accrued interest was $220 and $-0-, respectively. The promissory note is unsecured. As of June 30, 2021 the total balance of the promissory note was $5,000.

6.	Warrants

During the six months ended June 30, 2021, the Company issued common stock purchase warrants to purchase 4,000,000 shares of common stock exercisable strike price of $0.35 per share.

To calculate the fair value of stock warrants at the date of grant, we use the Black-Scholes option pricing model. The volatility used is based on historical volatilities of selected peer group companies. Management estimates the average volatility considering current and future expected market conditions. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in the effect at the time of grant. Each issuance is individually valued according to this procedure as of the date of issue with maturity date of April 12, 2023, volatility estimate of 223% and risk-free rate of 0.18%.

7.	Capital stock Common Stock

During the year ended December 31, 2020, 79,118,683 shares were taken into the treasury of the corporation in exchange for 100,000 shares of Preferred Stock. See Preferred Stock.

During May of 2020, a total of 30,000,000 shares were issued for a total value of $900,000 in connection with a “Heads of Agreement USR Technology License.” See Note 6 – Commitments and Contingencies for further information on the license agreement.

During the quarter ended June 30, 2021, 183,533 shares were issued at a conversion value of $1,836 of the convertible debt instruments. The conversion price was $0.01 per share.

During the quarter ended June 30, 2021, 11,000,000 shares were issued as incentives for employees. The total expense of $77,000 was recorded for the issuance of these shares.

Preferred Stock

On September 24, 2020, one hundred thousand shares of Series “A” Super Majority Preferred Stock was issued during the quarter ending September 30, 2020, to a party related to the corporation by common stock ownership. The Preferred shares were issued to replace common shares taken into the corporate treasury. The preferences of the preferred stock are as follows, a) each share can be converted to common stock at a 900 shares of common stock for 1 share of preferred, b) each share has a 10,000 to 1 voting privilege, c) the holder or holders of these shares will receive a $4,000,000 priority distribution before any proceeds are paid to the common shareholders, in the event of a voluntary, or involuntary, dissolution, liquidation, sale of all assets, sale of the corporation, bankruptcy, reorganization or other winding down of the corporate affairs, d) the holder or holders of any preferred A shares shall maintain the right of first refusal to participate or purchase stock on any registration statement filed by the Company and, e) each holder or holders of the Preferred A shares shall be paid twice the amount of dividends issued by the Company to common shareholders on a pro-rata basis, based on the number of preferred shares held. The shares are assignable and transferable by the holder.

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8.	Related-Party Transactions

Prior to 2019, Maverick loaned $80,000 to Diamond Energy Group II, LP, a company related by common ownership. The loan is an “on demand” loan with no interest accruing.

In January 2021, Maverick received a $5,000 loan from Watson Energy, a company related by common ownership. See Note 5. Short Term Debt for further details.

9.	Commitments and Contingencies

From time to time, Maverick is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceeding to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Maverick has signed the License agreement “Heads of Agreement USR Technology License”. The agreement grants to Maverick, the Licensee, a non-exclusive and non-transferable license within the on-shore United States of America, to practice and deploy Ultra-Short Radius Drilling (USRD) processes for the purpose of drilling Ultra-Short Radius (USR) and Short Radius (SR) oil and gas wells on properties owned or leased by the Licensee. In consideration of the License granted by USRR, the Licensee will, on any well where USRD processes are used, (a) transfer and assign to USRR 10% of all proceeds of working interest, overriding royalty interest or other interest earned or received by the Licensee and (b) pay to USRR an amount equal to 10% of any cash or other consideration received by Licensee related to the use of the technology. During 2Q21, in addition to the aforementioned, as part of the cost to purchase the licensing agreement Maverick issued 30,000,000 shares of restricted common stock of Maverick Energy Group, Ltd., to USRR with an estimated value of $900,000, along with the previously defined $100,000 promissory note. For the six months ended June 30, 2021 and 2020, there were no royalty payments made.

In June 2021, Maverick has signed an agreement for payment of net revenues to a land owner for rights to drill and keep all oil produced from the wells located on the land. Payments to be made are for 22% of the value of the revenue earned from the oil produced with Maverick covering all operating costs. Drilling for new wells or reworking the existing well did not begin in June 2021.

10.	Concentration of credit risks

Maverick maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporations (FDIC). At times. cash balances in money market accounts may exceed the maximum coverage provided by the FDIC on insured depositor accounts. Maverick believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. There were no cash deposits in excess of FDIC insurance at June 30, 2021.

11.	Going Concern

Maverick’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At June 30, 2021 and December 31, 2020, respectively, Maverick had $339,677 and $8,221 in cash and negative working capital of $336,143 at June 30, 2021 and $45,760 in negative working capital at December 31, 2020. For the three months ended June 30, 2021 and 2020, Maverick had net losses from operations of $238,532 and $12,670, respectively, and for the six months ended June 30, 2021 and 2020, Maverick had net losses of $311,232 and $15,420, respectively. Due to Maverick’s limited liquidity, unexpected costs in the future could result in continued negative working capital. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of Maverick, which in turn is dependent upon Maverick’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amount or amounts and classification of liabilities that might be necessary should Maverick be unable to continue as a going concern. Management has taken the steps to revive its operating and financial picture, which it believes are sufficient to provide Maverick with the ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the entity will continue as a going concern.

During the 1st Quarter of 2021 Maverick secured and in the 2nd Quarter received the proceeds of, a $400,000 loan for the specific purpose of drilling Maverick’s first horizontal well with USR, using the USR drilling technology, of which Maverick acquired license. Maverick and USR have been working closely to secure the first drilling site, working with several oil and gas operators, geologist and engineers. The evaluation process has yielded several qualified prospects with final technical review and terms expected within the 3rd Quarter of 2021 and subsequent commencement of operations.

Maverick and USR have been working specifically on two acquisition candidates. While finalizing the technical evaluations and negotiations of terms, Maverick and USR have been in discussions with third party funders to provide the funds for the acquisitions.

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Maverick Energy Group Ltd.

Comparative Balance Sheets

(Unaudited)

	December 31,
	2020	2019
Assets

Current assets
Cash in banks	$8,221	$5,071
Trust account	200
Amount due from DES, LP	80,000	80,000
Total current assets	88,421	85,071

Property and Equipment
Horizontal drilling equipment	386,500	386,500
Less: accumulated depreciation	(386,500)	(386,500)
	-	-
Other assets
Organization and Reg A costs, net of amortization	5,225	-
	5,225	-
	$93,646	$85,071

Liabilities & Stockholders’ Equity

Current liabilities
Amount due shareholder	$4,900	$-
Accrued expenses	71,280	-
Short term debt	58,000	-
Total liabilities	134,180	-

Stockholders’ equity (accumulated deficit)
Common stock, $0.01 par value, 250,000,000 shares authorized; 51,975,506 issued and o/s at December 31, 2020 and 131,094,189 issued and o/s at December 31, 2019	51,976	130,946
100,000 shares Preferred stock, Series A Super Majority	174,844	-
Additional paid in capital	62,983	158,857
Treasury shares	(24,000)	(24,000)
Prior period adjustment		80,000
Accumulated deficit	(306,337)	(260,732)
Total stockholders’ equity (accumulated deficit)	(40,534)	85,071
	$93,646	$85,071

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Maverick Energy Group Limited

Comparative Statements of Operations

(Unaudited)

	Years ended December 31,
	2020	2019
Income:
Gas revenues	$1,763	$1,982
Other income	208	-
Total income	1,971	1,982

Cost of sale:
Workover costs	-	-
Total cost of sales	-	-
Gross profit	1,971	1,982

Operating expenses:
Lease operating expense	-	-
Total operating expenses	-	-
Net operating income	1,971	1,982

General and administrative expenses:
Advertising	4,727	-
Amortization	25	-
Automotive expenses	47	-
Bank fees	395	121
Fees and licenses	16,395	-
Legal and professional fees	21,745	-
Office admin costs	4,922	7,176
Salary and wages	67,500	-
Software fees	835	-
Storage fees	2,261	-
Travel	2,400	-
Utilities	1,409	-
Website expenses	770	-
Total general and administrative	123,431	7,297

Other income and (expense):
Interest expense	(4,147)	-
Total other expense	(4,147)	-
Net loss	$(125,607)	$(5,315)

Weighted number of common shares outstanding:
Basic	51,975,506	51,975,506
Fully diluted	134,923,548	131,094,189

Net loss per common share:
Basic	$(0.002417)	$(0.000102)
Fully Diluted	$(0.000931)	$(0.000041)

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Maverick Energy Group Limited

Comparative Statements of Cash Flows

(Unaudited)

	Years ended December 31,
	2020	2019
Cashflows from Operations:
Net loss	$(125,607)	$(5,315)
Adjustment to reconcile net income to net cash:
Depreciation and amortization	26	-
Changes in working capital components:
Accounts receivable	-	-
Inventory purchases	-	-
Other accrued expenses	67,500	-
Amount due shareholder	4,900	-
Accrued interest	3,780	-
Trust account	(200)	-
Net cash used by operating activities	(49,600)	(5,315)

Cash flows from investing activities:
Purchase of long-term assets
Increase in organization costs	(1,500)	-
Increase in Reg A costs	(3,750)	-
Net cash used in investing activities	(5,250)	-

Cash flows from financing activitites:
Proceeds from corporate convertible notes	58,000	-
Net cash provided in financing activities	58,000	-

Net increase (decrease) in cash	3,150	(5,315)

Cash balance, beginning of period	5,071	10,386
Cash balance, end of period	$8,221	$5,071

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Maverick Energy Group Ltd

Statement of Changes in Stockholders’ Equity and Accumulated Deficit

(Unaudited)

					Additional			Total
	Common Stock		Preferred Stock		Paid-in	Treasury	Accumulated	Stockholders’
	Shares	Par	Shares	Par	Capital	Shares	Deficit	Equity

Opening balance at January 1, 2019	131,094,189	$130,946	-	$-	$158,857	$(24,000)	$(255,417)	10,386
Prior period adjustment							80,000	80,000
Net loss at December 31 2019							(5,315)	(5,315)
Ending balance at December 31, 2019	131,094,189	130,946	-	-	158,857	(24,000)	(180,732)	85,071

Conversion of Common share to Preferred	(79,118,683)	(78,970)	100,000	174,844	(95,874)

Net loss at December 31, 2020							(125,607)	(125,606)
Ending balance at December 31, 2020	51,975,506	$51,976	100,000	$174,844	$62,983	$(24,000)	$(306,337)	$(40,534)

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MAVERICK ENERGY GROUP, LTD.

NOTES TO

COMPARATIVE FINANCIAL STATEMENTS

(UNAUDITED)

1.	Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of Comparative financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of financial Instruments

Maverick adopted ASC Topic 820, Fair Value Measurement’s ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entities own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities is carried at historical cost basis which approximates their fair values because of the short-term nature of these instruments.

Derivative Liability

We evaluate convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

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Deferred Taxes

Maverick follows Accounting Standards Codification subtopic 749-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Deferred taxes are classified as current or non-current depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to al) asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Cash and cash Equivalents

For purposes of the Statements of Cash Flows, Maverick considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash accounts, if any, reflected on the balance sheet are not considered liquid and therefore not included in cash for the Statement of Cash Flows.

Accounts Receivable and Allowance tor Doubtful Accounts

Maverick monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of Maverick’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of Maverick’s customers were to deteriorate, resulting in their inability to make the required payments, Maverick may be required to record additional allowances or charges against revenues. Maverick writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of December 31, 2020 and December 31, 2019 based upon the review of the outstanding accounts receivable, Maverick has determined that an allowance for doubtful accounts is not material. The allowance for doubtful accounts is created by forming a credit balance which is deducted from the total receivables balance in the balance sheet.

As of December 31, 2020 and December 31, 2019, Maverick had $-0- and $-0- in trade receivables, respectively.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes- Merton pricing model. The Black- Scholes- Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Maverick has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

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SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Quarterly changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Maverick will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock- based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost.

Revenue Recognition

Revenue includes product sales. The products sold are crude oil and natural gas. Maverick recognizes revenue from product sales in accordance with Topic 606 “Revenue Recognition in Financial Statements” which considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

Maverick adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP. There was no effect on beginning retained earnings as a result of adopting ASC 606. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams. There was no impact on the income state as a result of the adoption.

Fair Value of financial Instruments

Accounting Standards Codification subtopic 825-10 Financial Instruments (“ASC 825-10’’) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of Maverick are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed otherwise only available information pertinent to fair value has been disclosed.

Maverick follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820- 10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Beneficial conversion Feature

For conventional convertible debt where the rate of conversion is below market value, Maverick records a “beneficial conversion feature” (“BCF”) and related debt discount.

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When Maverick records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Advertising Marketing and Public Relations

Maverick follows the policy of charging the costs of advertising. marketing, and public relations to expense as incurred and are classified as such on the statement of operations.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Maverick recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Maverick records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our Comparative federal tax return and any state tax returns are not currently under examination.

Maverick has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss} Per Common Share

Maverick computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive that could result from the exercise of outstanding stock options and warrants.

Recent Accounting Pronouncements

On January 1, 2018, Maverick adopted ASU 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss)from the transfer of non-financial assets. The majority of Maverick’s revenues come from crude oil and natural gas produced from wells which fall within the scope of ASC 606. See Revenue Recognition footnote for more information.

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ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014 10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations cash flows and stockholder’s equity. The amendments in ASU 2014-10 will be effective prospectively for Quarterly reporting periods beginning after December 15,2014, and interim periods within those Quarterly periods, however early adoption is permitted. Maverick evaluated and adopted ASU 2014-10 during the year ended December 31, 2015. In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern”. The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the Quarterly period ending after December 15, 2016, and for Quarterly periods and interim periods thereafter. Maverick is currently assessing the impact of this ASU on Maverick’s Comparative financial statements.

Other accounting standards are not expected to have a material impact on Maverick’s Comparative financial position or results of operations.

2.	Property and equipment

Maverick had property and equipment and accumulated depreciation at December 31, 2020 and December 31, 2019, as follows:

	December 31, 2020	December 31, 2019
Horizontal Drilling Equipment	$386,000	$386,000
Less: Accumulated Depreciation	(386,000)	(386,000)
	-0-	-0-

3.	Intangible assets

Maverick had Organization Costs associated with corporate documentation and Regulation A costs in the amount of $5,250. Amortization expense was $25 for the 12 months ended December 31, 2020 and -0- for the year ended December 31, 2019.

4.	New Nets LLC Convertible Debt

During February, June, July and September 2020 Maverick agreed to the conditions of a convertible debt instrument. The terms of the instruments are; interest accruing at 10% with maturity dates of August and December 2020 and July and September 2021. Interest in the amount of $3,780 was accrued for the twelve months ended December 31, 2020. The conversion feature allows the loan to be converted to Maverick common shares at a conversion rate of $.01 per share, which is not materially below the current market value of the common shares. The proceeds from the convertible debt were used for working capital purposes.

5.	Capital stock Common Stock

During the year ended December 31, 2020, 79,118,683 shares were taken into the treasury of the corporation in exchange for 100,000 shares of Preferred Stock. See Preferred Stock.

F-20

Preferred Stock

On September 24, 2020, one hundred thousand shares of Series “A” Super Majority Preferred Stock was issued during the quarter ending September 30, 2020, to a party related to the corporation by common stock ownership. The Preferred shares were issued to replace common shares taken into the corporate treasury. The preferences of the preferred stock are as follows, a) each share can be converted to common stock at a 900 shares of common stock for 1 share of preferred, b) each share has a 10,000 to 1 voting privilege, c) the holder or holders of these shares will receive a $4,000,000 priority distribution before any proceeds are paid to the common shareholders, in the event of a voluntary, or involuntary, dissolution, liquidation, sale of all assets, sale of the corporation, bankruptcy, reorganization or other winding down of the corporate affairs, d) the holder or holders of any preferred A shares shall maintain the right of first refusal to participate or purchase stock on any registration statement filed by the Company and, e) each holder or holders of the Preferred A shares shall be paid twice the amount of dividends issued by the Company to common shareholders on a pro-rata basis, based on the number of preferred shares held. The shares are assignable and transferable by the holder.

6.	Related-party transactions

Prior to 2019, Maverick loaned $80,000 to Diamond Energy Group II, LP, a company related by common ownership. The loan is an “on demand” loan with no interest accruing and is reflected on the balance sheet as a “Prior Period Adjustment” in 2019, in the stockholders’ equity section.

Also see 5. Preferred Stock.

7.	Concentration of credit risks

Maverick maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporations (FDIC). At times. cash balances in money market accounts may exceed the maximum coverage provided by the FDIC on insured depositor accounts. Maverick believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. There were no cash deposits in excess of FDIC insurance at December 31, 2020.

8.	Going Concern

Maverick’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business At December 31, 2020 and December 31, 2019, respectively, Maverick had $8,221 and $5,071 in cash and negative working capital of $45,760 at December 31, 2020 and $85,071 in working capital at December 31, 2019. For the twelve months ended December 31, 2020 and 2019, Maverick had net losses from operations of $125,606 and $5,315 respectively. Due to Maverick’s limited liquidity, unexpected costs in the future could result in negative working capital. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of Maverick, which in turn is dependent upon Maverick’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amount or amounts and classification of liabilities that might be necessary should Maverick be unable to continue as a going concern. Management has taken the steps to revive its operating and financial picture, which it believes are sufficient to provide Maverick with the ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the entity will continue as a going concern.

9.	Letter of Intent

Maverick was a party to a Letter of Intent (LOI) that was designed to assist Maverick financially with future acquisitions and development of oil and gas assets in North America. The terms of the LOI had a funding ceiling of $20,000,000 and an anticipated closing date of December 29, 2020. Prior to, or on, the anticipated closing date, Maverick withdrew from the LOI agreement. Maverick suffered no negative financial impact as a result of the withdrawal.

10.	Option to Purchase Assets and License Agreement

During 2020, Maverick agreed to the terms of an option agreement “the Option”, to purchase substantially all the assets, both tangible and intangible, of Diamond Energy Services, LP. Maverick, prior to the expiration date, declined to exercise its Option.

Also during 2020, Maverick agreed to the terms of an option agreement “Option #2”, to acquire from DESMD X, LLC (DESMD), an exclusive 90-day option to purchase the equivalent of a 100% Working Interest in the Big Foot oil and gas leases owned by DESMD. Maverick, prior to the expiration date, declined to exercise its Option #2.

11.	Subsequent Events

Effective January 9, 2021, Maverick signed a “Non-Exclusive USR License Agreement” with USR Resources, LLC (USRR). The agreement grants to Maverick (the “Licensee”) a non-exclusive and non-transferable license within the on-shore United States of America (the “Territory”) to practice and deploy Ultra-Short Radius Drilling (USRD) processes for the purpose of drilling Ultra-Short Radius (USR) and Short Radius (SR) oil and gas wells on properties owned or leased by the Licensee. In consideration of the License granted by USRR, Licensee will, on any well where USRD processes are used, (a) transfer and assign to USRR 10% of all working interest, overriding royalty interest or other interest earned or received by the Licensee and (b) pay to USRR an amount equal to 10% of any cash or other consideration received by Licensee. In addition to the aforementioned, as part of the cost to purchase the licensing agreement, during 2Q21, Maverick issued 30,000,000 restricted common shares of Maverick stock to USRR and its assignees with an estimated value of $900,000 and further agreed to the terms of a $100,000 promissory note, payable in July, 2021. The terms of the promissory note are such that if the payment is not made as termed in the loan agreement, the loan is not foreclosed on but the interest rate increases from 3% to 10% and continues to accrue until the loan and the accrued interest are paid.

F-21

PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1	Amended Articles of Incorporation and Amendments Thereto
2.2	Bylaws
3.1	Specimen Stock Certificate Promissory Note dated January 9, 2021 issued by the Company to USR
4.1	Subscription Agreement
6.1	Heads of Agreement USR Technology License Agreement by and between the Company and USR dated May 14, 2020
6.2	Consulting Agreement dated May 20, 2021 between the Company and Jason Lacewell
6.3	Convertible Promissory Note dated June 15, 2020 issued by the Company to New Nets, LLC
6.4	Convertible Promissory Note dated July 29, 2020 issued by the Company to New Nets, LLC
6.5	Convertible Promissory Note dated September 8, 2020 issued by the Company to New Nets, LLC
6.6	Convertible Promissory Note dated September 8, 2020 issued by the Company to USR Resources, LLC
6.7	Convertible Promissory Note dated January 15, 2021 issued by the Company to Watson Energy Investments, LLC
6.8	Convertible Promissory Note dated February 21, 2021 issued by the Company to New Nets,LLC
6.9	Convertible Promissory Note dated February 1, 2020 issued by the Company to Byung S. Choi
6.10	Convertible Promissory Note dated April 12, 2021 issued by the Company to Forwardly, Inc.
6.11	Convertible Promissory Note dated April 12, 2021 issued by the Company to Samlou Corporation
6.12	Convertible Promissory Note dated April 12, 2021 issued by the Company to George Sharp
6.13	Warrant dated April 12, 2021 issued by the Company to Forwardly, Inc.
6.14	Warrant dated April 12, 2021 issued by the Company to Samlou Corporation
6.15	Warrant dated April 12, 2021 issued by the Company to George Sharp
6.16	Assignment & Bill of Sale dated June 15, 2021 between the Company and Sandstone Operating, LLC
6.17	Non-Exclusive USR License Agreement dated January 11, 2021 between the Company and USR Resources, LLC
12.1	Opinion of Law Office of Andrew Coldicutt
99.1	Press Release Dated December 15, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Augustine on November 24, 2021.

(Exact name of issuer as specified in its charter):	Maverick Energy Group, Ltd.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ James W. McCabe
Title: James W. McCabe, Chief Executive Officer (Principal Executive Officer)
(Date):

/s/ Reed Morgan
Title: Reed Morgan, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):

SIGNATURES OF DIRECTORS:

/s/ James W. McCabe	November 24, 2021
Date

/s/ Reed Morgan	November 24, 2021
Date

/s/ Christiane Lopez	November 24, 2021
Date

/s/ David LaPrade	November 24, 2021
Date